Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on October 2, 2018

Registration Statement No. 333-220233-04

**  PRICING DETAILS  ** $1.25+bln GM Financial Consumer Automobile Receivables Trust (“GMCAR”) 2018-4

Joint Lead Managers:     Wells Fargo (str), BMO, Deutsche Bank, and J.P. Morgan

Co-Managers:     Citigroup, Credit Agricole, Goldman Sachs, Scotia Bank, TD

CL	AMT ($MM)	WAL*	MDY/S&P	E. FINAL	L. FINAL	SPD	YLD%	CPN%	$PRICE

A1	$229.000	0.25	P-1/A-1+	4/19	10/19	+5	2.45750	2.45750	100.00000

A2	$422.000	1.09	Aaa/AAA	6/20	11/21	+12	2.958	2.930	99.98928

A	$453.000	2.58	Aaa/AAA	5/22	10/23	+22	3.238	3.210	99.98417

A4	$91.610	3.85	Aaa/AAA	9/22	6/24	+29	3.344	3.320	99.99652

B	$20.320	3.93	Aa3/AA	9/22	6/24	+43	3.485	3.450	99.96331

C	$19.050	3.93	A2/A	9/22	6/24	+60	3.655	3.620	99.97253

D	$15.870	** RETAINED **

*	WAL to 10% clean up call

-Transaction Details-
Ticker:	GMCAR 2018-4	Min Denoms:	$1k x $1k
Registration:	SEC Reg	Expected Settle:	10/10/2018
Expected Ratings:	Moody’s/S&P	First Pay:	11/16/2018
ERISA Eligible:	Yes
B&D:	Wells Fargo

-Available Information-
* Preliminary Prospectus
* Free Writing Prospectus
* CDI
* Intexnet Dealname: wsgmcar1804	Password:6249
* Dealroadshow.com	Passcode:gmcar184 (case-sensitive)

The issuer has fil\ed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-326-5897.